Exhibit 10.1

Amendment One to David Little Equity Incentive Program

On May 11, 2012, the Compensation Committee of the Board of Directors of DXP Enterprises, Inc. (the "Company") amended an equity incentive program under which David R. Little can earn an award of up to $700,000 of common stock under the 2005 Restricted Stock Plan each year for three years. Each award vests in one third increments over three years.  The amendment increased the value of the maximum annual award from $500,000 to $700,000.

The shares will be awarded on March 31 of each year based upon the closing price on March 31.  The value of each award will be determined based upon the growth in sales and net income for the preceding fiscal year.  If sales and net income each increase by 20% or more for the preceding fiscal year, the value of the award will be $700,000.  Growth of less than 10% in sales and net income will result in an award of zero.  Growth of between 10% and 20% will result in an award between zero and $700,000.  The first award under this amended three year program will be issued on March 31, 2013.  The grid to calculate the amount of each award follows:

	Sales Growth Percentage
Net Income Growth	%	< 10	10 - 12	>12 – 14	>14 - 16	>16 - 18	>18 – 20	>20
	<10	0	0	10	10	15	15	20
	10 – 12	0	30	35	40	45	50	55
	>12 – 14	10	35	40	45	50	60	70
	>14 – 16	20	40	45	50	60	70	80
	>16 – 18	25	45	50	60	70	80	90
	>18 – 20	25	45	55	70	80	90	95
	>20	25	45	60	80	90	95	100

EXECUTED effective the 11th day of May, 2012.

DXP ENTERPRISES, INC.

By:           /s/Mac McConnell
Mac McConnell

Title:           Senior Vice President and Chief Financial Officer